Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-251343) of Apartment Income REIT Corp. pertaining to the AIR 401(k) Retirement Plan, and
(2)	Registration Statements (Form S-8 No. 333-207828 and Form S-8 No. 333-57617) of Apartment Investment and Management Company pertaining to the AIR 401(k) Retirement Plan;

of our report dated June 21, 2021 with respect to the financial statements and schedule of the AIR 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Denver, Colorado

June 21, 2021